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                                  Exhibit 23.1
                        Consent of KPMG Peat Marwick LLP
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The Board of Directors
Inland Real Estate Corporation

We consent to the use of our reports relating to the historical summary of gross income and direct operating expenses of Rivertree Court Shopping Center for the year ended December 31, 1996, the historical summary of gross income and direct operating expenses of Shorecrest Plaza Shopping Center for the year ended May 31, 1997, the historical summary of gross income and direct operating expenses of Terramere Plaza for the year ended December 31, 1996, the historical summary of gross income and direct operating expenses of Wilson Plaza for the year ended December 31, 1996, the historical summary of gross income and direct operating expenses of Iroquois Center for the year ended December 31, 1996, the historical summary of gross income and direct operating expenses of Fashion Square Shopping Center for the year ended December 31, 1996, the historical summary of gross income and direct operating expenses of Naper West Shopping Center for the year ended December 31, 1996, and the historical summary of gross income and direct operating expenses of Woodfield Plaza for the year ended December 31, 1996, included herein and to the reference of our firm under the heading "Experts" in this Registration Statement on Form S-11.


                                                KPMG PEAT MARWICK LLP

                                                /s/ KPMG Peat Marwick LLP



Chicago, Illinois
January 29, 1998